FOR IMMEDIATE RELEASE
News Announcement

Patriot Capital Funding Reports 2007 Third Quarter Results

WESTPORT, CT – November 6, 2007 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or the “Company”), a specialty finance company providing flexible financing solutions to small- to mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the three-month period ended September 30, 2007.

2007 Third Quarter Summary

•	Total investment income of $9.8 million

•	Net investment income of $5.5 million, or $0.30 per basic and diluted share

•	Net income of $4.0 million, or $0.22 per basic and diluted share

•	Originated $37.8 million in new gross investment commitments

•	Net asset value per share of common stock at September 30, 2007 was $10.67, up from $10.37 at December 31, 2006

Portfolio Activity

During the 2007 third quarter, the following investment commitments were originated:

•	$11.25 million “one-stop” financing, comprised of senior and subordinated debt as well as a $500,000 equity co-investment, in support of the acquisition of Nupla Corporation (“Nupla”) by Reliant Equity Investors and Nupla management. Nupla is a branded manufacturer and marketer of professional, high-grade fiberglass-handled striking and digging tools.

•	$7.5 million financing, comprised of $7.25 million of subordinated debt and a $250,000 equity co-investment, in support of the acquisition of Mac & Massey LLC (“Mac & Massey”) by High Street Capital and Mac & Massey management. Mac & Massey is a broker and distributor of ingredients to manufacturers of food products.

•	$6.5 million financing, comprised of additions to the existing senior secured term loans and the funding of a delayed draw senior secured term loan, in support of the recapitalization of EXL Acquisition Corp. (“EXL), a portfolio company of Florida Capital Partners. Pursuant to this investment, Patriot Capital Funding received $179,000 in dividends on its preferred stock investment. This financing raised Patriot Capital Funding’s total investment in EXL, a manufacturer of lab testing supplies, to $21.5 million.

•	$5.5 million “one-stop” financing, comprised of senior and subordinated debt, in support of the acquisition of Church Services Operating, LLC, a provider of maintenance, repair and replacement of HVAC, electrical, plumbing and foundation systems.

•	$4.0 million investment in a syndicated senior secured term loan provided to Nice-Pak, Inc., a manufacturer of pre-moistened wipes.

•	$2.0 million investment in a syndicated junior secured term loan provided to Custom Direct, Inc., a direct marketer of checks and other financial products and services.

•	$1.0 million investment in a syndicated junior secured term loan provided to U.S. Silica Company, a producer of high quality ground and unground silica sand, kaolin clay, aplite and related industrial materials.

Also during the 2007 third quarter, the Company sold a $1.0 million commitment in an existing $4.0 million syndicated senior secured term loan, resulting in an $8,000 gain.

Subsequent to the 2007 third quarter:

•	We received gross proceeds of $1.0 million in conjunction with the full repayment of a junior secured term loan to U.S. Silica Company. Upon repayment of this investment, we received a $20,000 prepayment fee.

•	We closed a $13.75 million “one-stop” financing, comprised of senior and subordinated debt as well as an equity co-investment, in support of the acquisition of Aircraft Fasteners International, LLC (“AFI”) by Tucker Partners and Housatonic Partners. AFI is a master stocking distributor specializing in self-locking nuts, threaded inserts, and related high performance hardware for the aerospace, electronics and defense industries.

“Despite turbulence in the credit markets during the third quarter, we continued to focus on identifying conservative and attractively yielding investments,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage. “We are very pleased that we were able to close six new transactions during this period and increase our exposure to one existing portfolio company for a total gross capital deployment of approximately $38 million during the quarter. Our balance sheet continues to benefit from prudent asset selection and vigilance in our portfolio management as we sustained solid credit metrics. We continue to maintain a portfolio void of any 4 or 5 rated assets, with no past due or non-accrual loans.”

“Notwithstanding the volatile debt markets, our lender exhibited faith and confidence in our business model, as evidenced by its willingness to increase our securitization revolving credit facility by 25 percent – from $140 million to $175 million – and extend the maturity date by one year to July 2010,” stated Mr. Buckanavage. “Subsequent to quarter-end, we further strengthened our balance sheet by bolstering our equity position with a $30 million equity capital raise via a public common stock offering in early October.”

Portfolio Yield

The weighted average yield on all of our debt investments for the three months ended September 30, 2007 was 12.3%, based on a weighted average balance outstanding of our interest-bearing investment portfolio of $302.0 million.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At September 30, 2007, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $26.9 million (8.4% of the total portfolio).
Investment Rating 2 investments totaled $233.3 million (73.0% of the total portfolio).
Investment Rating 3 investments totaled $59.5 million (18.6% of the total portfolio).
Investment Rating 4 – no investments were rated 4.
Investment Rating 5 – no investments were rated 5.

Liquidity and Capital Resources

At September 30, 2007, we had cash and cash equivalents of $3.4 million, total assets of $337.9 million and net assets of $195.2 million. We had $133.3 million of borrowings outstanding at September 30, 2007 under our recently amended $175 million securitization revolving credit facility. During the quarter, our securitization revolving credit facility was amended to increase the credit limit by $35 million and to extend the date under which Patriot Capital Funding is allowed to make draws under the facility, from July 23, 2009 to July 22, 2010. On October 2, 2007, we closed a 2.3 million common share follow-on public offering that raised gross proceeds of $30.5 million.

Dividend Information

On November 2, 2007, we announced that our board of directors had increased our cash dividend to $0.33 per share for the fourth quarter of 2007. The dividend is payable as follows:

Record date: December 14, 2007
Payment date: January 16, 2008

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2007 Third Quarter Conference Call/Webcast Information

Conference Call: Today – November 6 at 10:30 a.m. EST
Dial-in Number: 800/732-9512
Call Replay Until: November 8, 2007 at 12:30 p.m. EST
Replay Number: 800/633-8284
Replay Access Code: 21353834
Webcast: www.patcapfunding.com
Web Replay: 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $269,236,373 – 2007,
$251,915,921 - 2006)	$267,629,926	$251,933,655
Affiliate investments (cost of $54,039,418 – 2007,
$8,966,605 – 2006)	52,921,318	8,925,605
Control investments (cost of $6,979,014 – 2007)	8,673,214	—
Unearned income	(3,802,860)	(3,610,884)

Total investments	325,421,598	257,248,376
Cash and cash equivalents	3,374,100	4,211,643
Restricted cash	5,254,649	5,113,806
Interest receivable	2,368,155	2,221,000
Other assets	1,449,124	1,727,680

TOTAL ASSETS	$337,867,626	$270,522,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$133,300,000	$98,380,000
Interest payable	772,833	523,709
Dividends payable	5,853,434	4,904,818
Accounts payable, accrued expenses and other	2,711,519	2,605,349

TOTAL LIABILITIES	142,637,786	106,413,876

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	-
Common stock, $.01 par value, 49,000,000 shares authorized;
18,291,982 and 15,821,994 shares issued and outstanding at
at September 30, 2007, and December 31, 2006, respectively	182,920	158,220
Paid-in capital	205,181,942	171,957,327
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,774,674)	(2,821,587)
Net realized loss on investments	(3,171,365)	(3,262,966)
Net unrealized appreciation (depreciation) on interest rate swaps	(246,575)	12,961
Net unrealized depreciation on investments	(1,030,347)	(23,265)

TOTAL STOCKHOLDERS’ EQUITY	195,229,840	164,108,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,867,626	$270,522,505

NET ASSET VALUE PER COMMON SHARE	$10.67	$10.37

Patriot Capital Funding, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments (less than 5% owned)	$8,049,366	$6,593,670	$23,163,971	$17,785,473
Affiliate investments (5% to 25% owned)	1,329,525	88,730	3,047,798	88,730
Control investments (greater than 25% owned)	176,361	—	292,202	—

Total interest and dividend income	9,555,252	6,682,400	26,503,971	17,874,203

Fees
Non-control/non-affiliate investments (less than 5% owned)	161,325	59,956	731,050	185,857
Affiliate investments (5% to 25% owned)	19,054	2,277	49,944	2,277
Control investments (greater than 25% owned)	6,250	—	99,763	—

Total fee income	186,629	62,233	880,757	188,134

Other investment income – non-control/non-affiliate
investments (less than 5% owned)	11,001	135,000	435,130	848,449

Total Investment Income	9,752,882	6,879,633	27,819,858	18,910,786

EXPENSES
Compensation expense	1,332,087	944,918	3,883,585	2,662,083
Interest expense	2,067,467	994,883	5,216,188	2,918,271
Professional fees	250,706	268,873	664,377	778,157
General and administrative expense	601,637	574,504	1,817,737	1,651,570

Total Expenses	4,251,897	2,783,178	11,581,887	8,010,081

Net Investment Income	5,500,985	4,096,455	16,237,971	10,900,705

NET REALIZED GAIN (LOSS) AND NET UNREALIZED APPRECIATION (DEPRECIATION)
Net realized gain (loss) on investments – non-control/non- affiliate investments (less than 5% owned)	7,500	—	91,601	(3,271,091)
Net unrealized appreciation (depreciation) on investments – non-control/non-affiliate investments (less than 5% owned)	(1,259,232)	(347,487)	(1,624,182)	3,459,481
Net unrealized appreciation (depreciation) on investments – affiliate investments (5% to 25% owned)	(1,317,300)	3,300	(1,077,100)	3,300
Net unrealized appreciation on investments – control investments (greater than 25% owned)	1,456,600	—	1,694,200	—
Net unrealized depreciation on interest rate swaps	(381,680)	(225,093)	(259,536)	(26,209)

Net Realized Gain (Loss) and Net Unrealized Appreciation (Depreciation)	(1,494,112)	(569,280)	(1,175,017)	165,481

NET INCOME	$4,006,873	$3,527,175	$15,062,954	$11,066,186

Earnings per share, basic	$0.22	$0.22	$0.84	$0.81

Earnings per share, diluted	$0.22	$0.22	$0.83	$0.81

Weighted average shares outstanding, basic	18,284,737	15,781,525	18,024,294	13,582,320

Weighted average shares outstanding, diluted	18,476,049	15,836,416	18,215,606	13,637,211

Certain prior period amounts have been reclassified to the current presentation.

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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